Exhibit 3.1

Form of Amendment to the Articles

The Companies Law, 5759-1999

Quoin Pharmaceuticals Ltd., Company No. 52-003648-4 (the “Company”)

Amendment to the Company's Articles of Association (the “Articles”)

adopted at the Company's Annual General Meeting

Section 19 of the Articles of Association is amended as follows (additions in underline and deletions in strikethrough):

19.   Special General Meetings

(a)  At any time, the Board of Directors may convene a General Meeting of the Company’s shareholders other than the Annual Meeting (a “Special General Meeting”) by means of a Board resolution.

(b)  The Board of Directors shall convene a Special General Meeting upon the demand of each of the following:

(1)	Two Directors, or a quarter of the Directors then serving;

~~(2)~~	One or more shareholders of the Company holding at least the required percentage under the Companies Law. ~~One or more shareholders, who hold at least five percent (5%) of the Company’s issued capital and at least one percent of the voting rights in the Company; or one or more shareholders who hold at least five percent (5%) of the voting rights in the Company~~

Section 22(b) of our Articles of Association is amended as follows (additions in underline and deletions in strikethrough):

22 Quorum

(a)	Proceedings in the General Meeting shall not commence until a quorum is present at the start of the proceedings.

(b)	~~A quorum shall be the presence of at least two (2) shareholders who hold at least one quarter of the voting rights (including through a proxy or voting instrument), within one half hour from the time the meeting was designated to start.~~ The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than thirty-three and one-third percent (331∕3%) of the issued shares of such class, provided, however, that if (i) such separate General Meeting of the holders of the particular class of Shares was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class. For the purpose of determining the quorum present at such General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.